Exhibit 99.1

Stereotaxis Reports 2019 Full Year Financial Results

ST. LOUIS, MO, March 10, 2020 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2019.

“The past year was transformative for Stereotaxis with significant progress financially, commercially and technologically,” said David Fischel, Chairman and CEO. “We are excited for the coming year and pleased with the momentum with which we have begun 2020. The start of this year has been marked by purchase orders for two robotic systems, successful initial animal studies with our proprietary magnetic ablation catheter, and FDA clearance for the Genesis RMN® System.”

Key accomplishments in 2019 include:

●	Successful integration with Acutus Medical’s advanced mapping technology and implementation of an OpenMappingAPI software architecture.

●	Launched the Genesis RMN system, a highly innovative next-generation robotic system, along with Stereotaxis Imaging Model S, a tightly-integrated x-ray solution developed in collaboration with Omega Medical.

●	Entered into a strategic collaboration with Osypka AG to develop a proprietary robotically-navigated magnetic ablation catheter and to support a long-term broad collaboration in electrophysiology.

●	Celebrated the inaugural graduating class of the Robotic Electrophysiology Fellows Program and enrolled over forty fellows for the 2020 and 2021 graduating classes.

●	Raised $25 million in a private placement from select healthcare and growth oriented institutional investors.

●	Listed Stereotaxis’ common stock on the NYSE American Exchange.

●	Implemented broad integration with advanced preoperative mapping technologies from ADAS 3D, inHeart, and Catheter Precision.

●	Thirty-four peer-reviewed scientific papers were published on Stereotaxis robotic technology.

David Fischel continued, “We start 2020 in a strong financial position with $30 million in cash, no debt, and a modest controlled operating loss as we invest in meaningful innovation and growth initiatives. The past year’s financial accomplishments included listing on the NYSE American Exchange and attracting new high-quality institutional investors.”

“Our commercial focus remains helping electrophysiologists build successful robotic ablation practices. We have developed a multifaceted infrastructure to support this goal. As we enter a phase of renewed robotic system sales, Stereotaxis is incrementally investing, experimenting and establishing capabilities that will allow for a robust capital sales pipeline.”

“The highlight of the past year was the significant progress made in our innovation and collaboration strategy. We are proud of our robust investment in innovation and the positive impact that innovation will have on patients, physicians, providers, and on Stereotaxis’ financial and strategic foundation. We are also cognizant that the technologies we have announced represent just the initial forays into what we can and will do in electrophysiology and beyond.”

2019 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2019 totaled $6.9 million. Recurring revenue for the quarter was $6.3 million and system revenue for the quarter was $0.3 million. Revenue for the full year 2019 totaled $28.9 million. System revenue for the full year 2019 of $2.1 million increased 31%, reflecting the establishment of a new robotic electrophysiology practice, and recurring revenue of $25.8 million decreased by 7%, primarily due to reduced service revenue as certain inactive accounts age and no longer maintain active service contracts.

Gross margin for the fourth quarter and full year 2019 were approximately 75% and 79%, respectively. Operating expenses in the fourth quarter were $6.3 million, consistent with the prior year quarter. Operating expenses for the full year 2019 totaled $27.6 million, up from $26.1 million in the prior year predominantly due to increased investments in R&D and higher non-cash expenses driven by the appreciating stock price. Operating loss and net loss in the fourth quarter were ($1.2) million and ($1.1) million respectively. For the full year, operating loss was ($4.8) million and net loss was ($4.6) million. Negative free cash flow for the full year 2019 was ($4.6) million.

Cash Balance and Liquidity

At December 31, 2019, Stereotaxis had cash and cash equivalents of $30.2 million and no debt.

Forward Looking Expectations

Stereotaxis anticipates robust double-digit revenue growth in 2020 as commercialization of the Genesis RMN system drives a resurgence in system sales to new and existing hospital customers. Robotic system orders are expected to provide confidence in revenue growth sustaining and potentially accelerating in 2021 and beyond. Operating expenses are expected to moderately increase in 2020. Stereotaxis’ balance sheet will allow the Company to deliver on its commercial and innovation initiatives over the coming years and reach consistent meaningful profitability without the need for additional financings. These forecasts include the currently predicted impact of coronavirus COVID-19.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 10, 2020, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-367-2403 (US and Canada) or 1-334-777-6978 (International) and give the participant pass code 9066267. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel
Chairman and Chief Executive Officer

Kimberly R. Peery
Chief Financial Officer

314-678-6100
investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenue:
Systems	$311,238	$538,543	$2,066,253	$1,582,053
Disposables, service and accessories	6,335,049	6,729,561	25,850,174	27,764,564
Sublease	246,530	-	986,123	-
Total revenue	6,892,817	7,268,104	28,902,550	29,346,617

Cost of revenue:
Systems	688,595	530,679	1,411,423	1,788,658
Disposables, service and accessories	810,196	898,646	3,738,914	3,928,521
Sublease	246,530	-	986,122	-
Total cost of revenue	1,745,321	1,429,325	6,136,459	5,717,179

Gross margin	5,147,496	5,838,779	22,766,091	23,629,438

Operating expenses:
Research and development	1,615,941	2,223,587	9,021,403	8,219,387
Sales and marketing	3,066,414	3,054,404	12,733,389	12,965,920
General and administrative	1,651,881	1,147,467	5,838,158	4,901,170
Total operating expenses	6,334,236	6,425,458	27,592,950	26,086,477
Operating loss	(1,186,740)	(586,679)	(4,826,859)	(2,457,039)

Other income	-	-	-	2,590,361
Interest income (expense)	102,245	16,705	235,575	(16,566)
Net income (loss)	$(1,084,495)	$(569,974)	$(4,591,284)	$116,756
Cumulative dividend on convertible preferred stock	(358,049)	(361,447)	(1,429,400)	(1,434,000)
Net loss attributable to common stockholders	$(1,442,544)	$(931,421)	$(6,020,684)	$(1,317,244)

Net loss per share attributed to common stockholder:
Basic	$(0.02)	$(0.02)	$(0.10)	$(0.03)
Diluted	$(0.02)	$(0.02)	$(0.10)	$(0.03)

Weighted average number of common shares and equivalents:
Basic	67,937,383	59,053,073	63,051,581	52,082,618
Diluted	67,937,383	59,053,073	63,051,581	52,082,618

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,182,115	$10,796,072
Accounts receivable, net of allowance of $380,212 and $398,847 in 2019 and 2018, respectively	5,329,577	5,021,111
Inventories, net	1,847,530	1,191,666
Prepaid expenses and other current assets	1,470,922	963,700
Total current assets	38,830,144	17,972,549
Property and equipment, net	250,443	343,693
Operating lease right-of-use assets	4,286,064	-
Other assets	218,103	198,365
Total assets	$43,584,754	$18,514,607

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,099,097	$1,726,360
Accrued liabilities	2,721,104	2,642,481
Deferred revenue	5,092,455	5,825,536
Current portion of operating lease liabilities	2,248,189	-
Total current liabilities	12,160,845	10,194,377

Long-term deferred revenue	554,258	407,151
Operating lease liabilities	2,089,537	-
Other liabilities	255,517	641,461
Total liabilities	15,060,157	11,242,989

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 23,110 and 23,900 shares outstanding at 2019 and 2018, respectively	5,758,190	5,960,475
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 and no shares outstanding at 2019 and 2018, respectively	5,610	-
Common stock, par value $0.001; 300,000,000 shares authorized, 68,529,623 and 59,058,297 shares issued at 2019 and 2018, respectively	68,530	59,058
Additional paid-in capital	504,211,040	478,179,574
Treasury stock, 4,015 shares at 2019 and 2018	(205,999)	(205,999)
Accumulated deficit	(481,312,774)	(476,721,490)
Total stockholders’ equity	22,766,407	1,311,143
Total liabilities and stockholders’ equity	$43,584,754	$18,514,607